Exhibit 99.1

Contact:	Mike Millican
917-601-2465
mmillican@marstonpr.com
Saratoga Investment Corp.,
Formerly GSC Investment Corp.,
Completes Recapitalization
$55 million of new equity and debt cures loan default,
Provides capital to grow middle-market lending
NEW YORK, August 1, 2010 – Saratoga Investment Corp. (NYSE:SAR), the new name of GSC Investment Corp. (formerly NYSE: GNV), has completed a $55 million recapitalization to cure GSC’s debt default and to provide working capital to grow its middle-market lending business.
The recapitalization was effected through the purchase of a minority stake in the Company by an investor group led by Saratoga Investment Advisors, LLC, a New York-based investment firm affiliated with Saratoga Partners. The deal was approved by a majority of GSC shareholders at a special meeting held in New York on July 30. With the purchase, in addition to changing the name of the company to Saratoga Investment Corp., senior managers of the business were replaced and a new NYSE stock ticker symbol, SAR, was adopted. Company headquarters will be in New York City.
Under the terms of the transaction, Saratoga, CLO Partners and certain individuals purchased 9.9 million shares of common stock of GSC Investment Corp. for $1.52 per share for a minority investment of approximately 37% of the Company’s equity. Saratoga and CLO Partners are entities wholly or majority owned by Christian L. Oberbeck, Managing Director of Saratoga Partners, an affiliate of Saratoga.

The recapitalization plan includes a $40 million senior secured revolving credit facility from Madison Capital Funding LLC. Saratoga Investment Corp. has borrowed funds under the new credit facility that, together with the $15 million equity investment, were used to repay the full amount of the outstanding indebtedness of the Company’s debt facility with Deutsche Bank, which was then terminated.
Saratoga has replaced an affiliate of GSC Group as the Company’s external investment manager and administrator. GSC Investment Corp.’s officers have been replaced by corporate officers of Saratoga. Christian L. Oberbeck is the new CEO and Richard A. Petrocelli is the new CFO and CCO. Saratoga intends to augment its capabilities in the management of the Company’s investments with additional professionals with experience in the management and origination of debt investments and collateralized loan obligations.
Similarly, the Company’s board members affiliated with GSC Group have been replaced by Oberbeck and Petrocelli. The overall size and composition of the board otherwise remains unchanged.
Saratoga Investment Corp. plans to effect a 1:10 tax-free reverse stock split, pursuant to which each Company stockholder will receive one share of Company common stock in exchange for every 10 shares owned at that time. After giving effect to the minority investment by Saratoga and the 1:10 reverse stock split, the total number of shares of Company common stock outstanding will be approximately 2.7 million.
Oberbeck, as CEO of Saratoga Investment Corp., said, “We will work to restructure the portfolio of the former GSC Investment Corp. and actively seek participation in middle-market loan syndications and direct lending to middle-market companies. We are confident that Saratoga Investment Corp. will be a successful and growing company serving the financing needs of middle-market businesses.”
Stifel, Nicolaus & Company, Incorporated served as financial advisor to GSC Investment Corp. in connection with the transaction. Venable LLP served as GSC Investment Corp.’s legal counsel on Maryland law and related matters and Davis Polk & Wardwell LLP served as GSC Investment Corp.’s legal counsel in connection with the transaction and related matters.
Sutherland, Asbill & Brennan LLP served as Saratoga’s legal counsel in connection with the transaction and related matters.
About Saratoga Investment Corp.
Saratoga Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, both through direct lending and through participation in loan syndicates. It has elected to be treated as a business development company under the Investment Company Act of 1940. Saratoga Investment Corp. is traded on the New York Stock Exchange under the symbol SAR.
About Saratoga Investment Advisors
Saratoga Investment Advisors is a New York-based investment firm formed to focus on credit-driven strategies. It is the manager of Saratoga Investment Corp. and is affiliated with Saratoga Partners, a leading middle-market private equity investment firm with $750 million of committed and invested institutional equity capital. Saratoga Partners primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million, specializing in companies in manufacturing and business services. It also has a successful record in special situations and distressed investing.
Since Saratoga was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 33 companies with an aggregate value of more than $3.7 billion. It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG). Saratoga is an alternative asset investment manager led by its Managing Directors, Christian Oberbeck, Richard Petrocelli and Charles Phillips.
Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the proposed reverse split of common stock and other actions described in this press release. Words such as “intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in the filings Saratoga Investment Corp. makes with the SEC. Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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